                                                                    EXHIBIT 10.7

                          NEGOTIATED CONTRACT AGREEMENT

                                     BETWEEN

                         CRESCENT SLEEP PRODUCTS COMPANY

                                       AND

                        UNION OF NEEDLETRADES, INDUSTRIAL
                              AND TEXTILE EMPLOYEES

                                  AFL-CIO, CLC



                               As of March 1, 1999

                                TABLE OF CONTENTS


ARTICLE 1 - AGREEMENT...............................................   1

ARTICLE 2 - RECOGNITION.............................................   2

ARTICLE 3 - CHECKOFF................................................   3

ARTICLE 4 - UNION BULLETIN BOARD....................................   4

ARTICLE 5 - SENIORITY...............................................   5

ARTICLE 6 - LAY-OFF, RECALL, AND JOB BIDDING........................   6

ARTICLE 7 - TEMPORARY TRANSFER......................................   8

ARTICLE 8 - HOURS OF WORK AND OVERTIME..............................   9

ARTICLE 9 - REPORT IN PAY...........................................  11

ARTICLE 10 - GRIEVANCE PROCEDURE....................................  12

ARTICLE 11 - ARBITRATION............................................  14

ARTICLE 12 - DISCIPLINE AND DISCHARGE...............................  15

ARTICLE 13 - PLANT RULES AND DISCIPLINE.............................  16

ARTICLE 14 - ATTENDANCE POLICY......................................  17

ARTICLE 15 - NO STRIKE/NO LOCKOUT...................................  18

ARTICLE 16-- HOLIDAYS...............................................  20

ARTICLE 17 - VACATION...............................................  21

ARTICLE 18 - LEAVES OF ABSENCE......................................  22

ARTICLE 19 - BEREAVEMENT PAY........................................  24

ARTICLE 20 - JURY DUTY..............................................  25

ARTICLE 21 - MANAGEMENT RIGHTS CLAUSE...............................  26

ARTICLE 22 - PRODUCTION STANDARDS...................................  27

ARTICLE 23 - DOWNTIME...............................................  28

ARTICLE 24 - HEALTH AND SAFETY......................................  29

ARTICLE 25 - SUBSTANCE ABUSE POLICY.................................  30

ARTICLE 26 - NEW EMPLOYEE ORIENTATION...............................  32

ARTICLE 27 - HEALTH CARE INSURANCE..................................  33

ARTICLE 28 - DENTAL AND OPTICAL PLAN................................  35

ARTICLE 29 - RETIREMENT.............................................  36

ARTICLE 30 - CHRISTMAS BONUS........................................  37

ARTICLE 31 - SAFE DRIVING BONUS.....................................  38

ARTICLE 32 - WAGES AND CLASSIFICATIONS..............................  39

ARTICLE 33 - ZIPPER CLAUSE..........................................  40

ARTICLE 34 - BARGAINING UNIT WORK...................................  41

ARTICLE 35 - SEPARABILITY...........................................  42

ARTICLE 36 - TERM OF AGREEMENT......................................  43

Wage Scale..........................................................  Appendix A

                              ARTICLE 1 - AGREEMENT

This Agreement made and entered into on the I st day of March, 1999 by and between Crescent Sleep Products Company located at Greensboro, North Carolina (hereinafter called the "Company"), and the Union of Needletrades, Industrial and Textile Employees (hereinafter called the "Union").

NOW, THEREFORE, in consideration of the mutual promises and obligations herein assumed and contained, the parties agree as follows:

                             ARTICLE 2 - RECOGNITION

Section A The Company recognizes the Union as the exclusive collective bargaining agency in all matters pertaining to wages, hours of employment, and other working conditions for all full time and regular part-time production and maintenance employees, including truck drivers and leadpersons employed by the Employer at its Greensboro, North Carolina facility; excluding all office clerical employees and guards, professional employees and supervisors as defined by the Act.

Section B The term "employee" or "employees," wherever used herein, means those covered by this Agreement as defined in this Article.

Section C The Company and the Union agree that the terms of this Agreement shall be applied uniformly to all employees and that there shall be no discrimination nor perpetuation of the effects of past discrimination, if any, against any employee or prospective employee because of race, color, religion, creed, sex, age, national origin, or handicap.

Section D The Company and the Union agree they will not show favoritism toward or prejudice against any employee or group of employees.

Section E The Company agrees to provide the Union with any Company information or record(s) whatsoever that are legally necessary to the Union's performance of its duties as the collective bargaining agent of employees.

                              ARTICLE 3 - CHECKOFF

Section A Upon the Union filing with the Personnel Office of a written request for such deduction, signed by the individual employee, the Company will, pursuant to its terms, during the full term of this Agreement and any extension or renewal thereof, deduct weekly from the wages and/or pay of each such employee an amount equal to the Union membership dues as certified by the Union in writing to the Company. No deduction shall be made for any week for which the employee receives no pay. The total amount so deducted during each week shall be remitted to the Southern Regional Joint Board of the Union (or such other designee of the Union as may be designated in writing by the Union) on or about the first day of each month. Said authorization shall remain in effect unless revoked according to its terms.

Section B The Union will indemnify and save harmless the Company from any and all claims and disputes by reason of its acting under this Article.

                        ARTICLE 4 - UNION BULLETIN BOARD

The Company agrees to provide the Union with a bulletin board(s) on a place to be mutually agreed upon where employee notices are normally posted.

The Union may post notices of material interest to Union members. No notices of a derogatory nature concerning any employee or the employer may be posted. Except for routine notices of meeting dates, the Union will provide the Company copies of all notices prior to posting.

                              ARTICLE 5 - SENIORITY

Section 1.        Definition

         Seniority shall be the employees' continuous length of service in the bargaining unit dated from latest date of hire. Seniority for purposes other than benefit eligibility (i.e., vacation), shall not accrue if an employee serves outside the bargaining unit. Employees hired on the same date shall have their relative seniority determined by adding the digits of their Social Security numbers with the highest total having the greatest seniority. Seniority shall confer such preferences to employees as are specified in this agreement.

Section 2.        Probation

         All new employees will be regarded as probationary for the first (ninety) 90 days of hire. The Company shall have the power to discharge or transfer probationary employees with the matter not being subject to the Grievance or Arbitration procedures of this agreement. Upon successful completion of probation the employee will be credited with seniority back to the date of the employee's current hiring.

Section 3.        Seniority Roster

         The Company shall post and provide to the Union a complete seniority roster every three months beginning with the effective date of this agreement.

Section 4.        Loss of Seniority

         Seniority shall be lost for the following reasons:

                  (a)      Voluntary quit

                  (b)      Discharge for just cause

                  (c)      Layoff of one year

                  (d) Failure to return to work upon the expiration of an approved leave of absence

                  (e) Employee gives a false reason for leave of absence or engages in other employment during said leave.

                  (f) Failure to return to work within three days of having received notice of recall

                  (g)      Retirement

                  ARTICLE 6 - LAY-OFF, RECALL, AND JOB BIDDING

         Section 1. Notice of all new positions or vacancies shall be posted on the bulletin board for at least 72 hours before such new position or vacancy is to be filled. Said notice will include job title, job description, shift, hours and rate of pay. The most senior qualified employees bidding on the job will be awarded the job. No job is to be awarded without having completed the bid process. Rates of pay for new positions shall be negotiated with the Union.

         Section 2. Employees with the required skills and qualifications as stated in the job posting notice must be able to perform the essential functions of the job. To be eligible for bid an employee must not be on final warning, or have five (5) points under the attendance disciplinary procedure. Likewise, an employee who declines a position offered for which they bid will be ineligible to bid for six (6) months, and an employees who accepts a position must stay in that position for a minimum of six (6) months before bidding on another job. Any employee who is selected pursuant to this Section, shall be considered in a trial period for up to thirty (30) calendar days. At any point during this period the employee may be returned to his former job if the Company determines that the employee is not satisfactorily performing in the new job.

         Then an employee, unless involuntarily transferred at the Company's discretion, including a new hire, must remain in his or her position for a minimum of six months.

         Section 3. In the event of a reduction of work force in a classification, the least senior person in that classification will be displaced. The person will be given a choice of a Voluntary Lay-Off or being placed in a vacant position for which he or she is qualified. If no position is vacant for which he or she is qualified, a list shall be prepared of all jobs for which the displaced person is qualified, and the displaced employee shall replace a less senior person on that list or be placed on Voluntary Lay-Off. An employee who displaces a least senior employee in a classification pursuant to this Section shall be given a trial period of up to a maximum of five (5) days of work during which time he may be disqualified if the Company determines that work is not being performed satisfactorily. Any employee so disqualified shall be placed on layoff\status and be allowed to bid for an open position for which he or she is qualified for a period of not more than twelve (12) months.

         In no event will new employees be hired to fill a vacancy until efforts are made to qualify current employees. Outside trained personnel may be hired if no current employees are qualified for such jobs, provided however that current employees shall be afforded the opportunity to demonstrate to management that they can qualify for the job the same as outside personnel. Outside experienced personnel may be hired to fill job openings not filled by job bid process at current contract rate.

         Section 4. In the case of lay-off, the employees with the least plant-wide seniority will be laid off first. Exceptions to this will be granted in cases where there is mutual understanding between the Union and the Company. In the case of voluntary layoff, an employee shall be maintained on layoff until such time as work for which he or she is qualified becomes available, for a period not to exceed two years or length of service, whichever is less.

                         ARTICLE 7 - TEMPORARY TRANSFER

The Company retains the right to assign available work to employees and temporarily transfer workers to and among jobs in the plant where the need for such work arises. Temporary transfers shall not remain in effect for a period in excess of thirty (30) days unless the employee agrees to an extension for an additional thirty (30) days. An employee's temporary transfer to a job classification which is lower rated than his own, he shall continue to receive his normal base rate of pay. When an employee is temporarily transferred to a job classification which is higher rated than his own, he shall receive the higher base rate of pay while doing the work of the higher rate of classification if the transfer lasts 8 full hours or more. If an employee is transferred for the Company's convenience, the employee will be paid average pay.

                     ARTICLE 8 - HOURS OF WORK AND OVERTIME

Section 1. Normal Work Week and Day

The normal workweek shall be 40 hours, 8 hours per day, Monday through Friday. The pay week shall run from 12:01 A.M. Sunday through midnight Saturday.

The parties recognize that customer requirements and the production process may require varied starting times by different job classifications. The parties also recognize that individual employees may be accommodated, with permission of supervision, by varying the daily start time to meet an employee's request.

The Company agrees that it will give at least 2 weeks notice to the union regarding permanent changes in the starting times for particular job classifications or departments and that it will meet with the Union by request to discuss these changes during this period.

Section 2. Overtime

The Company shall pay time and one-half for all hours over 40 in a pay week. The Company shall pay time and one-half for all hours beyond 8 in any day or shift and on weekends, provided that the employee has worked all of his or her scheduled hours during that workweek. For work performed on a holiday recognized by this agreement, the Company will pay holiday pay in addition to pay for all hours worked.

Available weekday overtime will be offered by seniority to qualified employees within the job classification. If there are not enough volunteers, the overtime will be assigned by inverse seniority to qualified employees within the classification. Available weekend overtime and any opportunities to fill overtime assignments with employees outside of the affected job classification will be offered through use of an overtime list which will be posted in a central location. Employees may place their name on the list each calendar quarter. Overtime will be awarded to the senior qualified employee on the list. If an employee is asked and declines on more than three occasions during a calendar quarter, their name shall be removed from the list for the duration of that calendar quarter.

The Company will post weekday overtime by the end of shift on the previous day and weekend overtime by the end of shift on Thursday. Exceptions to this notice requirement will be acts of God, machine breakdown, or a high rate of absence which prevents the Company from meeting customer delivery requirements without overtime This notice requirement will not be waived more than 4 times in a calendar year for an individual employee on the basis of there being a high rate of absence.

Section 3. Rest Periods

Employees will receive two paid ten minute breaks, one scheduled before and one after the thirty minute, unpaid lunch. Employees who work over their normal 8 hour day will receive an additional paid ten minute break after 2 hours.

Section 4. Pyramiding

There shall be no pyramiding of overtime. Hours paid at premium shall be paid at the highest rate, if eligible for multiple rates, and will not be used as a basis for calculating overtime on any other basis.

                            ARTICLE 9 - REPORT IN PAY

On Occasion the plant will be forced to shut down because of some unforeseen or unexpected event, such as power failure, natural disaster, lack of work, etc. Employees who have come to work and are unable to perform their duties (or any other duties assigned) because or such an occurrence as described above will be paid four hours Report In Pay.

Whenever possible, the Company intends to advise employees of a plant shutdown before they leave home for work. It is the responsibility of the employee to keep the supervisor informed of his or her current address and telephone number where he or she can be reached. If an employee cannot be contacted because of his or her failure to keep the Company informed, he or she will forfeit the night to receive Report In Pay.

                        ARTICLE 10 - GRIEVANCE PROCEDURE

Section A. Grievances arising from the operation or interpretation of this Agreement shall be handled in the following manner:

Step 1

The aggrieved employee or employees involved and their Shop Steward shall discuss the issue with the immediate supervisor within three working days of the date the employee(s) should have reasonably discovered the grievance existed. It is recognized that the supervisor may not always be able to immediately hold the discussion and in such cases may schedule the discussion within 48 working hours after having been notified that a grievance exists. The discussion will take place during working hours in a timely and efficient manner. The supervisor will make a good faith effort to listen and respond. Every effort will be made by both parties to mutually resolve the grievance at this step. The supervisor will issue a written response within 48 working hours of the Step 1 meeting.

Step 2

If the grievance is not resolved at Step 1 it shall be reduced to writing and presented to the Plant Manager within 7 days of the Step 1 answer. A meeting will be scheduled by the parties once per month at 3 PM to discuss Step 2 grievances. The Plant Manager will meet with the Union Grievance Committee, shop steward and the grievant(s). The Grievance Committee shall consist of the three top officers of the local union. The Plant Manager shall provide a written answer within 7 days of the meeting.

All grievances involving discharge shall be presented at Step 2 within five working days after written notice of reason for discharge has been presented by the Company to the designated Local Union official.

Step 3

If the grievance is not resolved at Step 2 it shall be referred to the Vice President of Manufacturing within 7 days of the Step 2 answer. A meeting will be scheduled by the parties once per month at 3 PM to discuss Step 3 grievances. The Vice President of Manufacturing shall meet with the Union Business Agent (or their designee), the Grievance Committee, shop steward and the grievant(s). The Vice President of Manufacturing shall provide a written answer within 10 days of the meeting.

If the grievance is not resolved at Step 3, the grievance may be submitted to arbitration according to the terms or the Arbitration procedure contained within this Agreement within 20 days of the Step 3 answer.

Section B. In all cases the failure of the Union to present a grievance within the specified time limits shall mean that the grievance is forfeited. The failure of the Company to provide an answer in time shall be deemed to be an answer in the negative. Said time limits may only be extended my mutual agreement.

Section C In order to administer the Agreement or investigate grievances, representatives of the Union other than Company employees may enter working areas of the plant upon permission from a duly authorized representative of the Company. Such permission shall not be unreasonably withheld. The Union agrees not to interfere with production and the Company reserves the right to have a member of management accompany the Union representative.

In the case of grievances involving rates or industrial engineering issues the Union may, by prior appointment, bring an industrial engineer into the plant to study the issue in question.

Section D The Company will recognize one shop steward for each of the following areas of the plant: Shipping and Trucking, Quilting and Sewing, Mattress, and Boxspring (total of 4 on first shift). In the event the Company adds additional shifts, a proportionate number of shop stewards will be recognized on the new shifts.

                            ARTICLE 11 - ARBITRATION

Section 1. Any dispute arising under the terms of this Agreement which cannot be settled between the Union and the Company may be submitted to arbitration by either party on written notice to the other party identifying and describing the grievance and listing the provisions of the Agreement which have allegedly been violated; provided, however, that the Grievance Procedure provided in Article 10 must be exhausted prior to requesting Arbitration.

Section 2. Selection of the Arbitrator. Either the Union or the Company may request that the Federal Mediation and Conciliation Service (FMCS) submit a list of seven (7) persons suitable to act as an impartial arbitrator. If the parties cannot agree on one person on the list, the Arbitrator will be selected by alternate striking of the Arbitrator list, with the Grieving Party striking first. Both the Union and the Company will each have the right to reject up to two (2) panels as unacceptable and insist on a new panel for consideration. Nothing in this provision is intended to deny the Union or the Company the right to voluntarily agree to an arbitrator without reference to an FMCS panel of arbitrators.

Section 3. Binding Decision. The written decision of the Arbitrator shall be completed within thirty (30) days of the close of the hearing or the filing of briefs, whichever is later, and such written decision will be final and binding upon the Company, the Union and the employees.

Section 4. Power of the Arbitrator. The Arbitrator's powers shall be limited to the application and interpretation of this Agreement, and the Arbitrator shall have no authority to add to, subtract from, modify or amend in any way terms or conditions of this Agreement, or in any way substitute his judgment for the Company's in matters which are solely management's functions and rights under this Agreement. It is further agreed that matters pertaining to the general wage scale, or differential in basic wage rates are not subject to arbitration.

Section 5. Cost of Arbitration. The expenses, wages, and other compensation of any witnesses called before the Arbitrator shall be borne by the party calling such witnesses. Other expenses incurred, such as wages of the participants, preparation of briefs, and data to be presented to the Arbitrator, shall be borne separately by the respective parties. The Arbitrator's fees, expenses, and the cost of any hearing room shall be borne equally by both parties.

                      ARTICLE 12 - DISCIPLINE AND DISCHARGE

Section A  Just Cause
The Company agrees that employees shall be disciplined or discharged only for just cause.

Section B  Discharge Cases
In cases of discharge the Company shall promptly present a written statement of reason for discharge to the designated Local Union official. If the Union desires to grieve the discharge it shall, within 5 working days after such presentation, file a written grievance according to the expedited process described in the Grievance Procedure, or the right to grieve the discharge shall be deemed to have been waived.

Section C  Attendance
Discipline for violations of the attendance policy shall be considered separate and apart from other discipline.

                     ARTICLE 13 - PLANT RULES AND DISCIPLINE

Section 1. The Company retains the right to make and revise reasonable rules and procedures governing the conduct of its employees in order to ensure the safe and efficient operation of the plant. The Company will notify the Union of new rules and procedures affecting employee conduct two (2) weeks prior to the effective date of the new rule or procedure; and at the Union's request, will discuss such rules and procedures with the designated Union representative(s).

Section 2. Nothing contained in this Agreement is intended to limit the right of the Company to issue and enforce such rules and procedures. After the execution of this Agreement, any new rules or procedures regarding conduct, or any change to an existing rule or procedure regarding conduct, may be grieved within thirty
(30) working days of notification to the Union as to the reasonableness of the new rules or procedures. Thereafter, only the application of such changes, new rules or procedures will be subject to the grievance procedure. The parties agree that only the application, and not the reasonableness of the rules in place as of the date of ramification of this Agreement will be subject to the Grievance and Arbitration Procedures set out in Articles 10 and 11 of this Agreement.

                         ARTICLE 14 - ATTENDANCE POLICY

         REPORTING - If an employee is sick or late, he or she must notify their supervisor within 30 minutes of your scheduled work time. Failure to notify the supervisor for 3 consecutive work days or on 3 separate occasions in a 12 month period will result in termination of employment.

         EXCESSIVE - The Company operates under a point system. Under this system, an employee with 5 points is considered to have an excessive record. Accumulation of 7 points will result in discharge within a rolling 12 month period.

         Each tardiness and/or early leave counts as 1/4 of a point. Therefore, 4 tardies and/or early leaves will be counted as a point. An absence or tardiness lasting for more than 4 hours will also be counted as a point. After 30 days of perfect attendance an employee will have his point total reduced by 1/2 a point.

         If an employee is absent for two or more consecutive days because of illness and, if medical documentation is provided only one point will accumulate. No points will accumulate from approved leave under the Family and Medical Leave Act.

No points will be awarded for pre-arranged and pre-approved documented doctor's visits or personal matters with advance proper notice (i.e., 48 hours) and approval will not unreasonably be denied.

                        ARTICLE 15 - NO STRIKE/NO LOCKOUT

Section 1. The Company agrees that so long as this Agreement is in effect there shall be no lockouts. The Company's decision to close down or relocate the Greensboro, North Carolina, facility, or any part thereof, or the curtailing of any of its operations in Greensboro, North Carolina, for business reasons shall not be construed to be a lockout.

Section 2. The Union, its officers, agents, employees, members and bargaining unit employees covered by this Agreement, agree that so long as this Agreement is in effect, there shall be no strikes, sitdowns, slow-downs, stoppages of work, boycotts, labor holidays other than those provided by this Agreement, continuous meetings, concerted mass sickness or any other acts or denial of services which would interfere with the Company's operations or the distribution or sale of merchandise; and it is further agreed that the Union, its officers, agents, employees, members and bargaining unit employees covered by this Agreement shall neither engage in any sympathy strike nor honor any picket line, strike, sit-down, slow-down, work stoppage, boycotts, labor holiday, continuous meeting, concerted mass sickness or any other acts or conduct that interfere with the Company's operations or the distribution or sale of merchandise, including, but not limited to, picket lines established by bargaining unit employees from other Company facilities.

Section 3. The Union, its officers, agents, employees, members and bargaining unit employees agree that if any acts, conduct or withholding of services prohibited by this Article occur or are threatened, they shall take all reasonable and necessary steps to prevent and stop any and all such interferences by persons subject to this Agreement. Such reasonable and necessary steps shall include, but not be limited to, immediately dispatching an international representative to the Greensboro facility; removing or restraining all local Union officers, stewards and/or other local union agents participating in activities violating this Article; cause to be broadcast on local radio, and on local television, and published in the Greensboro News & Record newspaper within the first twenty-four (24) hours of the work stoppage, a statement, as set forth below, directing its members to immediately cease any activities violating this Article, and to return to work, and to honor the terms and conditions of this Agreement; and in addition, provide to the Company a copy of said statement signed by an authorized officer of the International Union, for use as the Company desires. Said statement shall be as follows:

         "To all UNITE members who are in violation of the Collective Bargaining Agreement with the Serta Mattress facility, Greensboro:

         You are advised that a (stoppage of work), (strike), (intentional slowdown of production), (boycott), (labor holiday) is occurring at the Serta Mattress Greensboro facility. This action is unauthorized by the Union of Needletrades, Industrial and Textile Employees. You are directed to promptly return to your respective jobs and to cease any action which may adversely affect production. You are directed to discontinue any picket line which may exist at the plant.

         The grievance(s) in dispute will be processed through the regular grievance procedures provided for in your contract."

Section 4. Any bargaining unit employees subject to the terms of this Agreement who violates Section 2 of this Article may be disciplined up to and including termination of their employment. Management's determination of the severity of discipline, including discharge, may not be raised as a grievance under this Agreement. The only issue which may be arbitrated is whether the bargaining unit employee participated in the work stoppage.

                             ARTICLE 16 - HOLIDAYS

Section 1. The Company agrees to recognize and provide the following days as paid holidays:

1. New Year's Day
2. Martin Luther King, Jr.'s birthday
3. Good Friday
4. Memorial Day
5. Floater
6. Independence Day (July 4th)
7. Labor Day
8. Thanksgiving (2 days)
9. Christmas Day


Regular full-time and regular part-time employees are eligible for paid holidays after completing ninety (90) days of continuous service.

1. Holiday pay for hourly workers is 8 hours of straight time base rate for all employees.

2. To become eligible for holiday pay, an employee must work the last scheduled workday before and the first scheduled workday after the holiday, unless excused by the supervisor.

3. If a paid holiday occurs during an approved vacation period the employee will receive an extra vacation day or pay in lieu of time off.

4. The floater day requires proper advance notice (i.e., 48 hours) and reasonable supervisor approval consistent with staffing requirements.

5. Employees who work on a paid holiday will receive holiday pay plus their regular pay for all hours worked.

                              ARTICLE 17 - VACATION

Employees become eligible for a paid vacation after meeting service requirements.

Continuous Service
As of January 1                                           Paid Vacation
---------------                                           -------------

Less than one year                                        Pro-rated of 1 week
1 year                                                    1 week
2 years                                                   2 weeks
9 years                                                   3 weeks
19 years                                                  4 weeks

Employees can accrue vacation during their first year of employment. However, employees cannot use this vacation time until after January 1 following their employment date.

VACATION SCHEDULING

The Company may operate with a reduced workforce during the week of July 4th. Those employees not scheduled to work during the week of July 4th will receive a pro-rated vacation pay for that week. Employees with more than one week of vacation may schedule the balance according to the following guidelines:

         1. Vacation must be taken by December 31 of each year and cannot be carried over to the next year.

         2.       Vacation pay is 8 hours of straight time base rate pay.

         3. No more than two weeks of vacation may be taken by any employee during the months of June, July, and August.

         4. Employees entitled to 3 or more weeks of vacation will have seniority in scheduling the first two weeks only.

         5. Vacation may be taken a day at a time with advance proper notice (i.e., 48 hours).

         6. Vacations will be awarded on a first come, first served basis based upon production scheduling, department needs and staffing with seniority breaking any ties.

                         ARTICLE 18 - LEAVES OF ABSENCE

Section 1. A non-medical unpaid leave of absence may be granted by the employer for good reason without affecting seniority. Such unpaid leaves shall generally not exceed thirty days except in the event of special circumstances. Employees whose unpaid leave is for thirty days or less shall return to their former position if vacant, otherwise the employee may exercise their seniority for any open position for which they are qualified.

Section 2. Employees will be granted unpaid leave for medical necessity supported by documentation from a licensed professional. Such unpaid leaves shall not affect seniority. The employee will be required to present medical clearance to return to work. The employer may request additional medical evaluation prior to, during and at the end of an unpaid medical leave provided that any second opinions shall be at the employees expense.

         Such unpaid medical leaves shall not exceed 12 months or length of seniority, whichever is less. Employees on unpaid medical leave for 12 weeks or less during a calendar year shall be returned to their former position. Employees whose unpaid leave extends beyond 12 weeks shall be returned to their former position if vacant or if the position has been filled they may exercise their seniority for any open job for which they are qualified.

Section 3. The employer agrees to comply with the requirements of the Family and Medical Leave Act. Where specific provisions of this agreement grant employees rights greater than FMLA, the contract shall prevail. The employer will not require the use of paid time off prior to taking FMLA leave.

Section 4. The employer will comply with all state and federal regulations concerning military leaves. Reservists and National Guard members will be granted unpaid leave for required weekly or weekend drills, summer training or short term active duty training.

Section 5. The employer agrees to grant long term union unpaid leave to one employee with thirty (30) days notice. Such leave may not exceed one year. The employer may grant long term unpaid union leaves to other employees at its discretion.

         The employer shall grant short term union unpaid leaves to two employees to attend regular Union conventions, conferences and educational events with two (2) weeks notice. Additional employees may be granted time off at the discretion of the employer.

         Union unpaid leave for less than one day will be granted so long as the leave does not interfere with production and adequate notice is provided the Company. Such requests will be made by the Union business agent to the Plant Manager with as much notice as possible.

Section 6. Employees on unpaid leave of absence may not perform other employment without notifying the employer except where such employment was ongoing prior to the leave, except said work cannot be inconsistent with the purpose of the leave. No employee may perform work, which would serve to extend the unpaid leave. The employer may request medical clearance to perform such work. Military and Union leave are exempt from this provision.

Section 7. The Union shall be informed of all leaves of absences.

                          ARTICLE 19 - BEREAVEMENT PAY

In the case of the death of a parent, child (including those standing in loco parentis), spouse, brother or sister of a regular full-time employee requiring the absence of said employee from his regularly scheduled assignment for the purpose of preparing for and/or attending the funeral, then such employee shall be granted a leave of absence of up to three (3) days. The Company will pay eight (8) hours pay at straight time for up to three (3) regularly scheduled work days from the day of death of an immediate family member through the second day following the funeral.

                             ARTICLE 20 - JURY DUTY

Section 1. Regular full-time employees who are called in to jury duty shall receive the difference between jury duty pay and the employee's straight time base rate pay based on a regularly scheduled work day (no overtime) and the pay received for jury duty, to a maximum of two weeks in any one year. To receive this pay, the employee must furnish proof of jury duty and the amount of pay received.

Section 2. The employee's supervisor must be notified as soon as you receive the court summons so that we may schedule around your absence.

Section 3. The employee should report back to the job if dismissed from jury duty when work time remains on the employee's shift.

                      ARTICLE 21 - MANAGEMENT RIGHTS CLAUSE

         All the functions, rights, powers and authority which the Company has not specifically abridged, delegated or modified by this Agreement are recognized by the Union as being retained by the Company and exercisable without prior notification to or consultation with the Union. The rights listed in this Article are illustrative of the rights retained by the Company and are not intended as an all-inclusive list of these rights, whether or not such rights have been exercised by the Company in the past. Such rights include: the right to establish or continue policies, practices and procedures for the conduct of business and, from time to time, to change or abolish such policies, practices and procedures; to determine, and from time to time redetermine, the number, location and types of its operations, and the methods, processes, and materials to be employed; to discontinue processes or operations in whole or in part, or to discontinue the performance by employees covered by this Agreement, and to contract out any and all such operations, to transfer, sell and otherwise dispose of its business in whole or in part; to determine, and from time to time redetermine, the number and types of employees required; to determiner the amount of overtime to be worked; to assign work to such employees in accordance with the requirements determined by management; to establish and change work schedules and assignments; to transfer, promote or demote employees or to lay off, terminate, or otherwise relieve employees from duty; to make and enforce reasonable rules for the maintenance of discipline and protection of life and property; to suspend, discharge, or otherwise discipline employees for just cause; and otherwise to take such measures as management may determine to be necessary for the orderly or economical operation of the Company's business. The listing of specific rights in this Agreement is not intended to be, nor shall be, restrictive of, or a waiver of, any of the rights of management not listed and specifically surrendered herein, whether or not such rights have been exercised by the Company in the past. This Article, and the enumeration of management rights and prerogatives contained herein, is not intended to affect the specific provisions of this Agreement. Where specific provisions exist, they will control. However, in the absence of specific terms in the Agreement, this Article shall control. And unless otherwise specified in this Agreement, the exercise of management rights and prerogatives shall not be subject to the grievance procedure.

                        ARTICLE 22 - PRODUCTION STANDARDS

The Company has established production standards for certain job classifications which it represents have been established using recognized industrial engineering techniques which are verifiable using standard time measurements, such as MTM.

Base rates set for incentive classifications are listed in the wage schedule.

Incentive standards will include allowances for fatigue, delay and personal time (PF&D) of no less than 20%. Said allowances are exclusive of paid break time. Machine delay time beyond that allowed and time spent waiting for work will be paid at base rate.

The Union shall have the right to review current rates and any future rates set. The Union shall have 30 days after the execution of this contract to grieve any existing rates. The Company will provide the Union with elemental breakdowns and rates where questioned. A union engineer may conduct time studies to verify rates, which are subject to the grievance and arbitration procedures of this agreement.

The remedy for rates found to be set to yield less than the standard time allowance will be to issue back pay to all affected employees from the date the grievance is filed.

After a new rate is established, employees shall make a reasonable effort to attain incentive earnings for a trial period of 30 days. No formal grievance will be filed during this period, although employees may inform the Company they feel the rate is incorrect and request a recheck. After the 30 day period a formal grievance may be filed for a 30 day period and any change made in the standard shall be retroactive to the date the rate was installed.

Once a standard has been verified it shall not be subject to change unless there are changes in method, materials, equipment or layout.

No job classifications will be taken off incentive except through negotiation and mutual agreement with the Union.

                              ARTICLE 23 - DOWNTIME

Downtime exists where the operator is not responsible for an assigned portion of his/her job due to delays or conditions beyond his/her control paid at base rate. The Company agrees to furnish to the Union those items of downtime not allowed for in the job standards and which will be paid for as downtime. Examples of such delays or conditions may be as follows: power failure, wait for stock beyond standard allowance, machine breakdown, machinery changes, etc.

Offstandard Conditions:

Exist where the operator's assigned job is affected by some condition beyond his/her control. However, the portion of the job affected continues to run and remains the responsibility of the operator but the change in condition affects the basis of the incentive so as to adversely affect the earnings. Examples of such interferences may be as follows: machine changes, bad running quality, method changes, samples, etc., beyond that in the standard allowances.

Employees are required to turn in production tickets.

                         ARTICLE 24 - HEALTH AND SAFETY

Section 1. The Company shall make reasonable provisions to insure the safety and health of employees during their hours of work.

Section 2. The parties will form an in plant Health and Safety Committee composed of an equal number of bargaining unit employees selected by the Union and management representatives selected by the Company.

         The Committee will review safety and health records, investigate all accidents and near misses, inspect the work site for safety and health hazards, assist in developing and implementing educational and training programs and make suggestions to improve workplace health and safety practices.

         The Committee shall be composed of no fewer than four members and shall meet as needed but no less than monthly. All time lost from work will be paid at base rate by the employer. The Company will schedule the activities and duties of the Safety Committee during normal working hours and ensure those activities and duties do not interfere with production.

         Appropriate training for Committee members will be provided.

Section 3. The role of the Committee shall be advisory only and shall not include matters properly the subject of the grievance procedure.

                       ARTICLE 25 - SUBSTANCE ABUSE POLICY

The Company will not tolerate the use of alcohol or drugs during the working hours and immediate termination will be the penalty for any such use. Furthermore, if the use of alcohol or drugs outside normal working hours results in the user being a hazard to himself or herself or to co-workers while at work, the company reserves the right to terminate the offending employee at once.

The following provision implements this policy:

         1. The Company has the practice of screen-testing applicants for employment to detect drug usage. An applicant for employment who refuses to submit to such testing procedure will not be considered for employment. An applicant for employment whose screen test is positive for drug usage will not be employed and the Company will not accept another application from that person for six (6) months. Any applicant who is refused employment because of a positive drug test and who subsequently makes a new application for employment must pay for the cost of the drug test upon making a second or subsequent application for employment.

         2. All employees of the Company are subject to screen-testing for the purpose of detecting alcohol and drug usage under the terms of this policy. Any employee who refuses to cooperate in the screening will be terminated.

         3. Consent forms are to be signed by each employee giving his or her consent to the screening procedure. Additionally, a consent form will be signed by each employee selected for screening at the time of the screening. Any employee who refuses to sign these consent forms will be terminated.

         4. The screening procedures will be accomplished in the most confidential manner possible. No one will be told that a particular employee tested positive unless the person needs to know.

         5. The analyses of specimens collected during the testing will be accomplished in a modem laboratory using the latest and most reliable techniques and equipment. All questionable cases will be resolved as nonpositive and all doubts will be resolved in favor of a nonpositive conclusion. Employees with 5 years or greater seniority will be allowed one time only second chance, but this in no way excuses the employee from misconduct under our disciplinary rules and procedures.

         6. When a specimen tests positive, the specimen will be retested using a different procedure and technique in order to eliminate any question concerning the conclusion. Additionally, a portion of every specimen which tests positive will be retained and made available upon request to the employee who provided the specimen.

         7. Any employee who recognizes that he or she has a problem with alcohol or drug abuse may notify management of that fact and the Company will use its best efforts to assist the employee in overcoming his or her problem by directing the employee to sources of medical, psychological, and social assistance. Further, the Company may provide an unpaid leave of absence to the employee during the period of his or her treatment for such drug or alcohol abuse. Any individual who enlists the aid of the Company in such employee assistance program who fails to meet his or her obligations and responsibilities under that program will be terminated.

         8. A positive conclusion from the drug screen, after having been confirmed by a different analysis technique, will result in termination. An employee who has been terminated under this policy may be considered for reemployment after furnishing proof of successful completion of a rehabilitation program. Re employment must be approved by the president of the Company.

         9.       Employees will be screened under the following circumstances:

                  a) Any employee when there is a reasonable suspicion that the employee's job performance is being affected by the influence of drug or alcohol usage;

                  b) Every employee who is injured so severely in a work related accident that treatment by physician is required;

                  c) Every employee who causes or contributes to a work related accident which results in the injured party being treated by a physician; and

                  d) Drivers to meet all requirements in effect under DOT regulations.

         10. Every incumbent employee is being given a copy of this policy and will sign a receipt acknowledging that he or she has received such copy. New persons hired by the Company will be given a copy of this policy at the time of initial employment and prior to beginning to work.

                      ARTICLE 26 - NEW EMPLOYEE ORIENTATION

The Union Business Agent (or their designee) may schedule a meeting once per month with newly hired employees to provide union orientation. These orientation meetings will occur on Company premises during normal working hours and may last up to 30 minutes. The time for these meetings will be scheduled with an appropriate member of management. The Union agrees that it will utilize this provision in a reasonable manner.

                       ARTICLE 27 - HEALTH CARE INSURANCE

Section 1. The Company's self-insured health care plan is administered by First Allmerica Financial Life Insurance Company.

A brief description of the terms and conditions of this plan is as follows:

Section 2. Cost to Employees

Individual Coverage                 Paid by Serta Mattress Company

Parent/Child Coverage               $94.34/month --- $21.77/week

Family Coverage                     $151.74/month --- $35.02/week

Section 3. Brief Summary of Benefits

Lifetime Maximum - Unlimited

Individual Cash Deductible - $300

Family Cash Deductible - $900

Hospital Expenses         Preferred Hospitals       10% after deductible
                          Nonpreferred Hospitals    20% after deductible

Doctor Medical Visits     Preferred Doctors         $10 per visit
                          Nonpreferred Doctors      $20 per visit

Other Covered Expenses                              20% after Cash Deductible
Includes ambulance service, private duty nursing, miscellaneous services, and supplies.

Prescription Drugs        Generic                   $5  copay each 34 day supply
                          Brand name                $15 copay each 34 day supply
                          Mail Order Maintenance    $5  copay each 90 day supply

First Allmerica Financial pays 100% of covered expenses within certain limits for the following:
*Home Health Care *Extended Care Facilities *Birthing Centers *Hospice *Pre-admission Testing

Section 4. Eligibility. New employees will become eligible for coverage on the first day of the month following 90 days of employment.

Section 5. Percentages The current percentage paid by the Company for parent-child coverage (approximately 63.5%) and for family coverage (approximately 70%) as indicated above will continue for the duration of the contract. The Plan Document, however, controls the actual benefits provided to employees.

                      ARTICLE 28 - DENTAL AND OPTICAL PLAN

The Company agrees that it will make the appropriate deduction for those employees whose names are submitted by the Union to be in the Union's dental and optical plan. This shall be the Company's sole obligation and the union shall hold the Company harmless for all matters related to the Unions dental and optical plan.

                             ARTICLE 29 - RETIREMENT

This memorandum of agreement provides that the Company will dispose of the monies contained in the Dixie Bedding Company Profit Sharing Plan consistent with IRS regulations. Accordingly, employees will be able to receive a lump sum payment less taxes, of those monies or roll the monies over into a qualified plan, including the new Crescent Plan, at their option. However, the Dixie Bedding Company Profit Sharing Plan monies may not be distributed until the IRS has approved said distribution.

All eligible employees will be enrolled in the existing Crescent Sleep Products 401(k) Safe Harbour Plan on April 1, 1999. The Plan provides for Company contributions to an employee's account in amount equal to at least 3% of an employee's taxable W-2 earnings and such payments are guaranteed for the life of the contract. Plan documents control the administration of the Plan.

                          ARTICLE 30 - CHRISTMAS BONUS

Employees shall receive a Christmas bonus. These amounts will be based on the length of services as follows:

Less than 6 months:                                       $75
6 months - less than 1 year                               $100
1 year - less than 3 years                                $150
3 years - less than 5 years                               $175
5 years - less than 10 years                              $200
10 years and over                                         $250

The bonus will also be pro-rated for any approved medical leave of absence. Employees on a military or general leave are not eligible for a bonus. Employees must actually be employed on the date the bonus is paid to receive it.

                         ARTICLE 31 - SAFE DRIVING BONUS

The Company will provide a quarterly safe driving bonus of $100 for Company drivers who remain accident free during that quarter. If a Company driver remains accident free for the entire year, then they will receive an additional $100 bonus at the end of the fourth quarter.

                     ARTICLE 32 - WAGES AND CLASSIFICATIONS

The wage schedule covering the employees in the bargaining unit has been agreed to and by this reference made pan of this Agreement in Appendix A. This reflects an increase of SAO to the hourly classification payrates on March 1, 2000 and March 1, 2001 and a $.30 addition to the hourly classification rate of the incentive workers for those same dates.

Employees will receive in the month of March, 1999, a signing bonus of $250 if they have been with the Company for ten years and $200 for less than ten years. Employees must have completed their 90 day probation by March 1, 1999 to receive the signing bonus, and if an employee has not completed his or her 90 day probationary period by that date, the employee will not receive the signing bonus until the 90 day probation has been completed successfully.

                           ARTICLE 33 - ZIPPER CLAUSE

         This Agreement contains the entire understanding, undertaking and agreement of the Company and the Union. During the negotiations resulting in this Agreement, the Company and the Union each had the unlimited right to make proposals with respect to any subject matter as to which the National Labor Relations Act imposes an obligation to bargain. Except as specifically set forth elsewhere in this Agreement, the Company and the Union each expressly waive their right to require the other to bargain collectively over all matters as to which the National Labor Relations Act imposes an obligation to bargain, whether or not such matters were discussed between the Company and the Union during the negotiations which resulted in this Agreement; provided, however, that nothing in this provision shall be interpreted to permit the unilateral change of this document.

         As used in this Zipper Clause, the waiver of the right to "bargain collectively" includes the waiver of the right to require the other party to negotiate but does not include the waiver of either party's fight to obtain information as provided by the National Labor Relations Act or by this Agreement, from the other party.

                        ARTICLE 34 - BARGAINING UNIT WORK

Section 1. Management
Persons not in the bargaining unit will not ordinarily nor routinely perform bargaining unit work. Bargaining unit work may be performed in instruction of employees, installation of new equipment or to fill in for temporary absence of employees. Performance of bargaining unit work by employees outside the unit will not result in loss of bargaining unit positions or layoff of unit employees.

Section 2.  Temporary Employees
The Company may hire temporary employees through outside agencies to meet seasonal work fluctuations, replace employees on leave; or deal With a shortage of the workforce or address the legitimate business need for additional labor on a temporary basis. Use of temporary employees shall not serve to diminish the bargaining unit but may, at times, reduce the need for overtime work.

                            ARTICLE 35 - SEPARABILITY

Should any provisions of this Agreement be determined to be in violation of any federal, state, or local law or regulation, such determination shall not in any way affect the remaining provisions of the Agreement and they shall remain in full force and effect. The parties shall negotiate such modifications as are necessary for compliance with law.

                         ARTICLE 36 - TERM OF AGREEMENT

This Agreement shall become effective on March 1, 1999 and shall continue in effect for three years until March 1, 2002. This Agreement shall be automatically renewed from year to year thereafter unless either party provides written notice to the other or its intent to terminate or modify the Agreement sixty (60) days prior to its termination.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.


CRESCENT SLEEP PRODUCTS:                   UNION OF NEEDLETRADES, INDUSTRIAL
Greensboro, NC                             AND TEXTILE EMPLOYEES:


_________________________________          _____________________________________
Mr. Tom Sanfilippo                         Mr. Phil Cohen
Vice President Manufacturing               Special Projects Coordinator


_________________________________          _____________________________________

_________________________________          _____________________________________

_________________________________          _____________________________________

_________________________________          _____________________________________

_________________________________          _____________________________________